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                                                                    EXHIBIT 10.8

                           OMNI GEOPHYSICAL, L.L.C.
                           ------------------------
                                      AND
                                      ---
                                DAVID E. CRAYS
                                --------------

                             AMENDED AND RESTATED
                             --------------------
                   EMPLOYMENT AND NON-COMPETITION AGREEMENT
                   ----------------------------------------


     THIS AMENDED AND RESTATED EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement") is made and entered into on the 31st day of October, 1997, but effective as of October 1, 1997 (the "Effective Date") by and between OMNI GEOPHYSICAL, L.L.C., a Louisiana limited liability company (hereinafter referred to as "Company"), and DAVID E. CRAYS, a resident of the State of Louisiana (hereinafter referred to as "Employee").

     WHEREAS, the Company and Employee entered into an Employment and Non-Competition Agreement (the "Original Agreement") effective as of April 24, 1997 (the "Original Date"); and

     WHEREAS, the Company and Employee desire to amend and restate the Original Agreement effective as of October 1, 1997 upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. EMPLOYMENT. The Company has hired the Employee and the Employee agreed to be employed upon the terms and conditions hereinafter set forth.

     2. TERM. Unless Employee's employment is terminated at an earlier date pursuant to Section 8 hereof, this Agreement shall continue in full force and effect through the second anniversary of the Original Date and from year to year thereafter subject to the right of Employee or the Company to terminate this Agreement as of the second anniversary date or any subsequent anniversary date by written notice given to the other party at least 60 days prior to such anniversary date. Termination of this Agreement by either party in accordance with the preceding sentence shall not require a statement of the reason therefor.

     3. COMPENSATION. For the period beginning on the Effective Date and expiring on the termination of this Agreement, Company shall pay Employee Eighty-Five Thousand Dollars ($85,000) per annum. All salary payable hereunder may be increased from time to time by the Board or President, and, if so increased, shall not thereafter be decreased during the term of this Agreement.

     4. OTHER BENEFITS. Employee shall be entitled to participate in all employee benefit plans or arrangements the Company makes available now or in the future to its employees (collectively, the "Benefit Plans"). The Company shall not directly or indirectly make any changes in any Benefit Plan that would adversely affect Employee's rights or benefits thereunder, unless such

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changes do not result in a proportionately greater reduction in the rights of or benefits to Employee compared with any other executive officer of the Company.

     Any payments or benefits payable to Employee hereunder in respect of any calendar year during which Employee is employed by the Company for less than the entire year shall, unless otherwise provided in the applicable Benefit Plan be prorated in accordance with the number of days in such calendar year during which he is so employed.

     Employee shall be entitled each year, at a time convenient to the Company, to a vacation during which his salary will be paid in full. Employee shall be entitled to a vacation of two weeks per year on the same policies as applicable to employees of the Company generally.

     5. REIMBURSEMENT FOR EXPENSES. Employee will be entitled to reimbursement for ordinary and necessary business expenses incurred from time to time on behalf of the Company in the performance of his duties hereunder, provided no such expense will be reimbursed unless Employee will have properly accounted for expenses to the extent necessary to substantiate the Company's federal income tax deductions for such expenses under the Internal Revenue Code and the regulations thereunder or equivalent subsequent legislation.

     6. PLACE OF PERFORMANCE. In connection with Employee's employment by the Company, Employee shall be based at the principal executive offices of the Company in Lafayette, Louisiana, except for required travel relating to the Company's business.

     7. DUTIES. Employee shall serve as a Vice President and Chief Financial Officer of the Company. Notwithstanding anything in this Agreement to the contrary, Employee shall perform such duties and tasks as are customarily performed by the chief financial officer of similar companies and such other work as may be assigned to him by the Company's President and Board of Directors.

     8.  TERMINATION.  This Agreement may be terminated as follows:

     (a) Death.  Employee's employment shall terminate upon his death.

     (b) Disability. If a physician chosen by the Company and reasonably acceptable to Employee or his legal representatives certifies in writing that Employee is incapable of discharging the essential functions of his job as the Chief Financial Officer for a period of 120 consecutive days because of physical or mental impairment, then the Employee shall be deemed disabled and the Company shall have the continuing right and option during the period such disability continues to terminate Employee's employment. Any such termination shall become effective 30 days after notice of termination is given, unless within such 30-day period such physician certifies in writing that Employee is no longer impaired and is capable of discharging the essential functions of his job.

          (c) With or Without Cause. The Company may terminate Employee's employment with or without Cause. For purposes of this Agreement, the Company shall have "Cause" for termination of Employee's employment hereunder upon the occurrence of any of the following: (i) the continued

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failure by Employee to substantially perform his duties hereunder in the manner and at the level as customarily performed by the chief financial officer of similar companies after demand for substantial performance is delivered by the Company that identifies the manner in which the Company believes Employee has not substantially performed his duties, (ii) the Employee's conviction of a felony, (iii) any acts of dishonesty or deceit by the Employee involving the Company's business or his performance of his duties hereunder, or (iv) a material breach of any fiduciary duty of loyalty owed to the Company by the Employee. Any act, or failure to act, by Employee that is based upon authority given pursuant to instructions from the President, pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall not constitute "Cause" for termination of Employee's employment with the Company.

          (d) Termination by Employee. Employee may terminate his employment at any time and for any reason, including (i) for Good Reason (as defined below) or
(ii) in the event of a Change in Control of the Company (as defined below).

     For purposes of this Agreement, "Good Reason" shall mean:

          (i) the adoption by the Board of any resolution during the term of this Agreement failing to re-elect Employee as a Vice President and Chief Financial Officer except in connection with a termination by the Company of Employee's employment in accordance with the terms and conditions of Sections 8(a), (b) or (c);

          (ii) a diminution in Employee's duties, responsibilities or position in the management of the Company and its subsidiaries, including, without limitation, (A) the assignment to Employee of duties or responsibilities that are inconsistent with Employee's position as a Vice President and Chief Financial Officer of the Company or (B) the demotion of Employee;

          (iii) the failure by the Company to pay to Employee any installment of his salary or to pay any other amounts owed under this Agreement, which failure continues for a period of 10 days after the Employee gives the Company notice thereof;

          (iv) the failure by the Company to commence, continue or maintain in effect any Benefit Plan that is required to be provided by the Company pursuant to this Agreement, unless comparable benefits or compensation are provided in lieu thereof;

          (v) any directive requiring Employee to be based anywhere other than Lafayette, Louisiana, except for required travel in the ordinary course of the Company's business; or

          (vi) the failure by the Company to obtain the assumption of its obligations under this Agreement by any successor or assign as contemplated by
Section 15.

     For purposes of this Agreement, a "Change in Control of the Company" shall mean an event (other than an initial equity public offering by the Company or its successor) with respect to the

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Company that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") as in effect on the date hereof; provided that, without limitation, a Change in Control of the Company shall be deemed to have occurred if during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the managers or Board of Directors cease for any reason to constitute at least fifty percent (50%) thereof, unless the election of each manager or director who was not a manager or director at the beginning of such period has been approved in advance by managers or directors representing at least two-thirds of the managers or directors then in office who were managers or directors at the beginning of such period.

     (e) Death. Until such time as the Company shall adopt a benefit plan providing for the payment of death benefits to the Employee in accordance with
Section 4, upon termination of this Agreement as a result of Employee's death, Employee's estate shall be paid an amount equal to the remaining salary due under this Agreement, payable in a lump sum within 90 days following the date of Employee's death.

     (f) Disability. Until such time as the Company shall adopt a benefit plan providing for the payment of disability benefits to the Employee in accordance with Section 4, during any period that Employee is deemed to be disabled under
Section 8(b) ("disability period"), Employee shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 8(b). Upon termination of Employee's employment under Section 8(b), the Company shall pay to Employee in a lump sum in cash within 30 days of the date of termination all accrued obligations hereunder, and an amount equal to the remaining salary due under this Agreement and shall timely furnish to Employee all benefits under any Benefit Plans.

     (g) Cause; Other than Good Reason. If Employee's employment shall be terminated for Cause by the Company, or voluntarily terminated by Employee other than for Good Reason, this Agreement shall terminate without further obligation to the Company other than for accrued obligations hereunder, which shall be paid in a lump sum in cash within 30 days of the date of termination.

     (h) Other than Death, Disability or Cause; Good Reason; Change in Control. If during the term of this Agreement (i) the Company shall terminate Employee's employment other than for death, disability or Cause or (ii) Employee shall terminate his employment for Good Reason or following a Change in Control of the Company, then, in addition to all amounts or compensation to which he is entitled pursuant to the Company's termination policies and plans then in effect, Employee shall receive as severance pay an amount equal to the remaining salary due under this Agreement, payable in a lump sum within 30 days of the date of termination;

     9.   CONFIDENTIALITY AND NON-DISCLOSURE OF INFORMATION.   Employee
recognizes, acknowledges and agrees that the names of the Company's customers and its pricing structure, processes, operations, marketing programs, sales techniques, designs, specifications and other trade secrets (collectively referred to herein as "Proprietary Information") are valuable, special and unique assets of the Company. Employee will not, during or after the term of Employee's employment, directly or indirectly, utilize for the benefit of any person, business, enterprise or entity other than

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Company, or disclose any portion or part of the Company's Proprietary
Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever. Furthermore, it is agreed that all data, lists, papers, memoranda, documents, and all products of Employee's skill, resulting from Employee's employment herein, shall be and remain the sole and exclusive property of the Company, and Employee shall execute any and all agreements and instruments that may be necessary to evidence the Company's ownership of such property. In the event of a breach or threatened breach by the Employee of the provisions of this Section 9, the Company shall be entitled to an injunction restraining the Employee from breaching the terms of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to the Company for such breach or threatened breach, including the recovery of damages from the Employee.

     10. COVENANT OF NON-COMPETITION. For a period during Employee's employment and ending two (2) years after termination of Employee's employment under this Agreement (whether such termination occurs because of a breach of this Agreement by the Company or by Employee or because of a termination of this Agreement by Company or Employee): (a) the Employee will not, directly or indirectly, within any parish or municipality in Louisiana or in any other state or foreign jurisdiction in which customers of the Company are located or reside, solicit, induce or otherwise contact customers of the Company for the purpose of soliciting business from the Company's customers, or any other purpose whatsoever which is detrimental to the Company or its business; (b) the Employee will not, directly or indirectly, within any parish or municipality in Louisiana or in any other state or foreign jurisdiction in which Company engages in or has engaged in business, own, manage, operate, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, management, operation or control of any business, enterprise, or entity (including a sole proprietorship of Employee) which: (i) owns, operates or controls any geophysical services business, which business includes but is not limited to the provision of seismic drilling and support services, the transportation of equipment used in connection with seismic drilling and support services, the design and manufacture of such equipment and the provision of seismic surveying services, or (ii) owns, operates or controls any business which competes with the Company. In the event of any actual or threatened breach by the Employee of the provisions of this Agreement, Employee agrees that Company shall not have an adequate remedy at law and the Company shall be entitled to an injunction restraining the Employee from owning, managing, operating, controlling, being employed by, participating in, or being in any way so connected with any activity which is prohibited in this Section 10 and/or the solicitation of any business on his behalf or on behalf of others from any customer. Nothing herein stated shall be construed as prohibiting Company from pursuing any other remedies available to the Company for such breach or threatened breach including the recovery of damages from the Employee.

     11. REFORMATION/SAVINGS CLAUSE. The parties agree that if either the length of time or the geographical area of Employee's covenants contained herein are deemed too restrictive by any court of competent jurisdiction in any proceeding involving the validity of said covenants, then the court may reduce the offending restriction to the maximum restriction it deems reasonable under the circumstances so as to give the maximum permissible effect to the intentions of the parties as set forth herein, and the court may enforce such provisions as so reformed.

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     12.  REMEDIES AND EQUITABLE PROVISIONS. The following provisions shall apply in respect of Employee's covenants and agreements contained in this
Agreement:

     (a) Employee acknowledges and agrees that Employee's covenants contained in this Agreement are reasonable and necessary for the proper protection of Company and that the Employee's agreements herein not to compete with the Company shall not hinder Employee in obtaining gainful employment at the termination of this Agreement in the event Employee shall desire such employment.

     (b) Employee acknowledges and agrees that Company does not have an adequate remedy at law for the breach or threatened breach of Employee's covenants contained in this Agreement and Employee therefore agrees that Company, in addition to any other remedy which may be available to it, shall be entitled to enforce Employee's covenants by injunction or other equitable means.

     13. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail

     If to Employee:     David E. Crays
                         2314 Kaliste Saloom
                         Apartment 1806
                         Lafayette, Louisiana 70508

     If to Company:      Omni Geophysical, L.L.C.
                         P.O. Box 3761
                         Lafayette, Louisiana 70502

     14. WAIVER OF BREACH. The waiver or nonenforcement by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

     15. ASSIGNMENT. Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Company and any of its successors or assigns. In addition, the Company shall require any successor or assign (whether direct or indirect, by purchase of all or substantially all of the Company's assets or capital stock, merger, consolidation or otherwise) to (i) assume unconditionally and expressly this Agreement and (ii) agree to perform all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred. In the event of any such assignment or succession, the term "Company" as used in this Agreement shall refer also to such successor or assign.

     16. SEVERABILITY. Every provision of this Agreement is entitled to be severable. The parties agree that if any term or provision hereof is held to be illegal, invalid, against public policy or unenforceable for any reason whatsoever, such illegality or invalidity shall not affect the validity

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of the remainder to the Agreement, and the remaining provisions of this
Agreement shall not be affected thereby.

     17. AMENDMENTS. No alterations, modifications, amendments or changes herein shall be effective or binding upon the parties unless the same shall have been agreed in writing by all the parties.

     18. SECTION HEADINGS. Section and other headings in this Agreement are for reference purposes only, and are in no way intended to describe, interpret, define or limit the scope or extent of any provision hereof.

     19. COUNTERPART EXECUTION. This Agreement may be executed by any number of counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

     20. APPLICABLE LAW. Company and Employee acknowledge and agree that the law of several states could, conceivably, apply to the terms of this Agreement. In order to provide certainty with respect to the construction, interpretation and enforcement of this Agreement, it is the intention of the parties that the internal laws of the State of Louisiana shall govern only the construction, interpretation, validity and enforcement of each term of the Agreement which relates to obligations which are intended to be performed or restrictions upon the activities or conduct of the parties within the State of Louisiana. The construction, interpretation, validity and enforcement of each term of the Agreement which relates to obligations to be performed or restrictions upon the activities or conduct of the parties outside of the State of Louisiana shall be governed by the law of the State of Texas. The parties to this Agreement have agreed to this bifurcated choice of law after careful consideration and reflection.

     21. RIGHTS CUMULATIVE. The rights of Company hereunder shall be cumulative and the enforcement by Company of any right shall not affect in any way the ability of Company to enforce any other right hereunder or any right or remedy of Company at law or in equity.

     22. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may not be changed orally but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     23. PROVISION RE: NON-LIQUIDITY OF COMMON UNITS SUBJECT TO OPTION. For purposes of Section 23 of this Agreement, "Liquidity Event" means the first to occur of (a) a merger, consolidation or sale of Omni or sale of all or substantially all of its assets in exchange for cash and/or stock of a publicly traded corporation; or (b) the first offering by Omni of its securities representing its equity ownership to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force; or (c) the sale of Omni or sale of all or substantially all of its assets to a privately held company for cash. In the event no Liquidity Event has occurred by the termination of the Vesting Period (as that term is defined in the Option Agreement between Crays and Omni), then commencing with the end of the Vesting Period and until such time as a Liquidity Event occurs,

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Omni will pay Crays as additional compensation hereunder one-half percent (0.5%)
of all distributions made during such period to Common Unitholders (as that term is defined in Omni's Operating Agreement, as amended) pursuant to Sections 6.1(a)(ii) and 6.1(a)(v) of Omni's Operating Agreement, as amended.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized managers, and the Employee has hereunto set his hand as of the day and year first above written.

                                        COMPANY

                                        OMNI GEOPHYSICAL, L.L.C.,
                                        a Louisiana limited liability company


                                        By:  /s/ Roger E. Thomas
                                            ---------------------------------
                                            Roger E. Thomas, Manager


                                        EMPLOYEE


                                             /s/ David E. Crays
                                            ---------------------------------
                                            David E. Crays

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